Report of Independent Registered Public
Accounting Firm


To the Shareholders and
Board of Trustees of
Federated Insurance Series

In planning and performing our audits of the financial statements of Federated Prime Money
Fund II, each a series of Federated Insurance
 Series, as of and for the year ended December 31, 2006, in accordance with the standards of the
 Public Company Accounting Oversight Board
(United States), we considered its internal control over financial reporting, including control activities for safeguarding securities, as a basis for designing our auditing procedures for the purpose of expressing our opinion on the financial statements and to comply with the requirements of Form N-SAR, but not for the purpose of expressing an opinion on the effectiveness of Federated Insurance Series'
 internal control over financial reporting.
Accordingly, we express no such opinion.

The management of Federated Insurance Series is responsible for establishing and maintaining effective internal control over financial reporting. In fulfilling this responsibility, estimates and
judgments by management are required to assess the expected benefits and related costs of controls. A company's internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Such internal control includes policies and procedures that provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition
of a company's assets that could have a
 material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

A control deficiency exists when the design or
 operation of a control does not allow management or employees, in the normal course of performing their assigned functions, to prevent or detect misstatements on a timely basis. A significant deficiency is a control deficiency, or combination of control deficiencies, that adversely affects the company's ability to initiate, authorize, record, process or report external financial data reliably in accordance with U.S. generally accepted accounting principles such that there is more than a remote likelihood that a misstatement of the company's annual or interim financial statements that is more than inconsequential will not be prevented or detected. A material weakness is a significant deficiency, or combination of significant deficiencies, that results in more than a remote likelihood that a material misstatement of the annual or interim financial statements will not be prevented or detected.

Our consideration of Federated Insurance Series' internal control over financial reporting was for the limited purpose described in the first paragraph and would not necessarily disclose all deficiencies in internal control that might be significant deficiencies or material weaknesses under standards established by the Public Company
 Accounting Oversight Board (United States).
However, we noted no deficiencies in Federated
 Insurance Series' internal control over financial reporting and its operation, including controls for safeguarding securities that we consider to be a material weakness as defined above as of December
 31, 2006.

This report is intended solely for the information and use of management and the Board of Trustees of Federated Insurance Series and the
Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



       Boston, Massachusetts
       02/14/2007